Exhibit No. 99.1

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Kimberly-Clark Corporation and Subsidiaries

CONSOLIDATED INCOME STATEMENT

	Year Ended December 31
(Millions of dollars, except per share amounts)	2005	2004	2003
Net Sales	$15,902.6	$15,083.2	$14,026.3
Cost of products sold	10,827.4	10,014.7	9,231.9

Gross Profit	5,075.2	5,068.5	4,794.4
Marketing, research and general expenses	2,737.4	2,510.9	2,350.3
Other (income) expense, net	27.2	51.2	112.5

Operating Profit	2,310.6	2,506.4	2,331.6
Nonoperating expense	(179.0)	(158.4)	(105.5)
Interest income	27.5	17.9	18.0
Interest expense	(190.2)	(162.5)	(167.8)

Income Before Income Taxes, Equity Interests, Discontinued Operations and Cumulative Effect of Accounting Change	1,968.9	2,203.4	2,076.3
Provision for income taxes	(438.4)	(483.9)	(484.1)
Share of net income of equity companies	136.6	124.8	107.0
Minority owners’ share of subsidiaries’ net income	(86.5)	(73.9)	(55.6)

Income From Continuing Operations	1,580.6	1,770.4	1,643.6
Income From Discontinued Operations, Net of Income Taxes	—	29.8	50.6

Income Before Cumulative Effect of Accounting Change	1,580.6	1,800.2	1,694.2
Cumulative effect of accounting change, net of income taxes	(12.3)	—	—

Net Income	$1,568.3	$1,800.2	$1,694.2

Per Share Basis
Basic
Continuing operations	$3.33	$3.58	$3.24
Discontinued operations	—	.06	.10
Cumulative effect of accounting change	(.03)	—	—

Net income	$3.30	$3.64	$3.34

Diluted
Continuing operations	$3.31	$3.55	$3.23
Discontinued operations	—	.06	.10
Cumulative effect of accounting change	(.03)	—	—

Net income	$3.28	$3.61	$3.33

See Notes to Consolidated Financial Statements.

Kimberly-Clark Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEET

	December 31
(Millions of dollars)	2005	2004
ASSETS
Current Assets
Cash and cash equivalents	$364.0	$594.0
Accounts receivable, net	2,101.9	2,038.3
Inventories	1,752.1	1,670.9
Deferred income taxes	223.4	278.2
Other current assets	341.7	380.5

Total Current Assets	4,783.1	4,961.9
Property, Plant and Equipment, net	7,494.7	7,990.5
Investments in Equity Companies	457.8	444.4
Goodwill	2,685.6	2,702.9
Other Assets	882.0	918.3

	$16,303.2	$17,018.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Debt payable within one year	$1,222.5	$1,214.7
Trade accounts payable	1,055.5	983.2
Other payables	298.8	265.5
Accrued expenses	1,399.6	1,431.6
Accrued income taxes	457.9	448.0
Dividends payable	208.6	194.2

Total Current Liabilities	4,642.9	4,537.2
Long-Term Debt	2,594.7	2,298.0
Noncurrent Employee Benefit and Other Obligations	1,782.6	1,621.7
Deferred Income Taxes	572.9	840.3
Minority Owners’ Interests in Subsidiaries	394.5	368.4
Preferred Securities of Subsidiary	757.4	722.9
Stockholders’ Equity
Preferred stock – no par value – authorized 20.0 million shares, none issued	—	—
Common stock – $1.25 par value – authorized 1.2 billion shares; issued 568.6 million shares at December 31, 2005 and 2004	710.8	710.8
Additional paid-in capital	324.6	348.6
Common stock held in treasury, at cost – 107.1 million and 85.7 million shares at December 31, 2005 and 2004	(6,376.1)	(5,047.5)
Accumulated other comprehensive income (loss)	(1,669.4)	(1,226.0)
Retained earnings	12,581.4	11,865.9
Unearned compensation on restricted stock	(13.1)	(22.3)

Total Stockholders’ Equity	5,558.2	6,629.5

	$16,303.2	$17,018.0

See Notes to Consolidated Financial Statements.

Kimberly-Clark Corporation and Subsidiaries

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Dollars in millions, shares in thousands)	Common Stock Issued		Additional Paid-in Capital	Treasury Stock		Unearned Compensation on Restricted Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income
	Shares	Amount		Shares	Amount
Balance at December 31, 2002	568,597	$710.8	$419.0	57,842	$(3,350.6)	$(25.2)	$10,054.0	$(2,157.7)
Net income	—	—	—	—	—	—	1,694.2	—	$1,694.2
Other comprehensive income:
Unrealized translation	—	—	—	—	—	—	—	742.8	742.8
Minimum pension liability	—	—	—	—	—	—	—	(146.2)	(146.2)
Other	—	—	—	—	—	—	—	(4.3)	(4.3)

Total comprehensive income									$2,286.5

Options exercised and other awards	—	—	(18.0)	(988)	49.0	—	—	—
Option and restricted share income tax benefits	—	—	7.4	—	—	—	—	—
Shares repurchased	—	—	—	10,569	(537.1)	—	—	—
Net issuance of restricted stock, less amortization	—	—	(1.5)	(415)	20.6	(1.9)	—	—
Dividends declared	—	—	—	—	—	—	(689.0)	—

Balance at December 31, 2003	568,597	710.8	406.9	67,008	(3,818.1)	(27.1)	11,059.2	(1,565.4)
Net income	—	—	—	—	—	—	1,800.2	—	$1,800.2
Other comprehensive income:
Unrealized translation	—	—	—	—	—	—	—	415.8	415.8
Minimum pension liability	—	—	—	—	—	—	—	(47.8)	(47.8)
Other	—	—	—	—	—	—	—	(4.2)	(4.2)

Total comprehensive income									$2,164.0

Options exercised and other awards	—	—	(88.9)	(6,239)	378.9	—	—	—
Option and restricted share income tax benefits	—	—	30.9	—	—	—	—	—
Shares repurchased	—	—	—	25,061	(1,617.3)	—	—	—
Net issuance of restricted stock, less amortization	—	—	(.3)	(136)	9.0	4.8	—	—
Dividends declared	—	—	—	—	—	—	(791.0)	—
Spin-off of Neenah Paper, Inc.	—	—	—	—	—	—	(202.5)	(24.4)

Balance at December 31, 2004	568,597	710.8	348.6	85,694	(5,047.5)	(22.3)	11,865.9	(1,226.0)
Net income	—	—	—	—	—	—	1,568.3	—	$1,568.3
Other comprehensive income:
Unrealized translation	—	—	—	—	—	—	—	(412.6)	(412.6)
Minimum pension liability	—	—	—	—	—	—	—	(58.6)	(58.6)
Other	—	—	—	—	—	—	—	27.8	27.8

Total comprehensive income									$1,124.9

Options exercised and other awards	—	—	(39.2)	(3,040)	181.9	—	—	—
Option and restricted share income tax benefits	—	—	15.1	—	—	—	—	—
Shares repurchased	—	—	—	24,463	(1,511.2)	—	—	—
Net issuance of restricted stock, less amortization	—	—	.1	(9)	.7	9.2	—	—
Dividends declared	—	—	—	—	—	—	(852.8)	—

Balance at December 31, 2005	568,597	$710.8	$324.6	107,108	$(6,376.1)	$(13.1)	$12,581.4	$(1,669.4)

See Notes to Consolidated Financial Statements.

Kimberly-Clark Corporation and Subsidiaries

CONSOLIDATED CASH FLOW STATEMENT

	Year Ended December 31
(Millions of dollars)	2005	2004	2003
Continuing Operations:

Operating Activities
Income from continuing operations	$1,580.6	$1,770.4	$1,643.6
Depreciation and amortization	844.5	800.3	745.3
Asset impairments	80.1	—	—
Deferred income taxes	(142.7)	(19.4)	(50.8)
Net losses on asset dispositions	45.8	45.5	35.0
Equity companies’ earnings in excess of dividends paid	(23.8)	(30.1)	(9.6)
Minority owners’ share of subsidiaries’ net income	86.5	73.9	55.6
(Increase) decrease in operating working capital	(156.0)	103.6	111.8
Postretirement benefits	40.9	(54.4)	(59.9)
Other	(44.1)	36.4	81.2

Cash Provided by Operations	2,311.8	2,726.2	2,552.2

Investing Activities
Capital spending	(709.6)	(535.0)	(872.9)
Acquisitions of businesses, net of cash acquired	(17.4)	—	(258.5)
Investments in marketable securities	(2.0)	(11.5)	(10.8)
Proceeds from sales of investments	27.3	38.0	29.4
Net decrease (increase) in time deposits	75.5	(22.9)	(149.0)
Proceeds from dispositions of property	46.8	30.7	7.6
Other	(16.8)	5.3	(5.9)

Cash Used for Investing	(596.2)	(495.4)	(1,260.1)

Financing Activities
Cash dividends paid	(838.4)	(767.9)	(671.9)
Net increase (decrease) in short-term debt	524.3	(54.7)	(424.2)
Proceeds from issuance of long-term debt	397.7	38.7	540.8
Repayments of long-term debt	(599.7)	(199.0)	(481.6)
Proceeds from preferred securities of subsidiary	—	125.0	—
Proceeds from exercise of stock options	142.7	290.0	31.0
Acquisitions of common stock for the treasury	(1,519.5)	(1,598.0)	(546.7)
Other	(36.8)	(9.0)	(18.3)

Cash Used for Financing	(1,929.7)	(2,174.9)	(1,570.9)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(15.9)	4.1	18.6

Cash (Used for) Provided by Continuing Operations	(230.0)	60.0	(260.2)

Discontinued Operations:
Cash provided by discontinued operations	—	30.0	56.3
Cash payment from Neenah Paper, Inc.	—	213.4	—

Cash Provided by Discontinued Operations	—	243.4	56.3

(Decrease) Increase in Cash and Cash Equivalents	(230.0)	303.4	(203.9)
Cash and Cash Equivalents, beginning of year	594.0	290.6	494.5

Cash and Cash Equivalents, end of year	$364.0	$594.0	$290.6

See Notes to Consolidated Financial Statements.

Kimberly-Clark Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Kimberly-Clark Corporation and all subsidiaries in which it has a controlling financial interest (the “Corporation”). All significant intercompany transactions and accounts are eliminated in consolidation.

On November 30, 2004, the Corporation completed the spin-off of Neenah Paper, Inc. (“Neenah Paper”), a wholly-owned subsidiary that owned the Corporation’s Canadian pulp business and its U.S. fine paper and technical paper businesses (the “Spin-off”). The Spin-off was accomplished by a distribution of all of the shares of Neenah Paper’s common stock to the Corporation’s stockholders, and no gain or loss was recorded by the Corporation. Holders of common stock received a dividend of one share of Neenah Paper for every 33 shares of stock held. Based on a private letter ruling received from the Internal Revenue Service, receipt of the Neenah Paper shares in the distribution was tax-free for U.S. federal income tax purposes. As a result of the Spin-off, the Corporation’s 2004 and 2003 Consolidated Income Statements and Cash Flow Statements and related disclosures present the fine paper and technical paper businesses as discontinued operations, which is discussed in Note 2. The 2003 Consolidated Statements of Stockholders’ Equity and Comprehensive Income and related disclosures are presented on their historic basis, and unless otherwise noted, the information contained in the notes to the consolidated financial statements relates to the Corporation’s continuing operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting periods. Actual results could differ from these estimates, and changes in these estimates are recorded when known. Estimates are used in accounting for, among other things, consumer and trade promotion and rebate accruals, pension benefits, other post-employment benefits, retained insurable risks, excess and obsolete inventory, allowance for doubtful accounts, useful lives for depreciation and amortization, future cash flows associated with impairment testing for goodwill and long-lived assets and for determination of the primary beneficiary of variable interest entities, deferred tax assets and potential income tax assessments, and loss contingencies.

Cash Equivalents

Cash equivalents are short-term investments with an original maturity date of three months or less.

Inventories and Distribution Costs

For financial reporting purposes, most U.S. inventories are valued at the lower of cost, using the Last-In, First-Out (LIFO) method or market. The balance of the U.S. inventories and inventories of consolidated operations outside the U.S. are valued at the lower of cost, using either the First-In, First-Out (FIFO) or weighted-average cost methods, or market. Distribution costs are classified as Cost of Products Sold.

Note 1. (Continued)

Effective January 1, 2005, the Corporation adopted Statement of Financial Accounting Standards (“SFAS”) No. 151, Inventory Costs – an amendment of ARB No. 43, Chapter 4. SFAS 151 clarifies the accounting for abnormal amounts of idle facility expenses, freight, handling costs and spoilage. It also requires that allocation of fixed production overheads to inventory be based on the normal capacity of production facilities. Adoption of SFAS 151 did not have a material effect on the Corporation’s financial position, results of operations or cash flows.

Available-for-Sale Securities

Available-for-sale securities, consisting of debt securities issued by non-U.S. governments and unaffiliated corporations, are carried at market value. Securities with maturity dates of one year or less are included in other current assets and were $12.8 million and $6.6 million at December 31, 2005 and 2004, respectively. Securities with maturity dates greater than one year are included in other assets and were $2.0 million and $13.0 million at December 31, 2005 and 2004, respectively. The securities are held by the Corporation’s consolidated foreign financing subsidiary described in Note 6. Unrealized holding gains or losses on these securities are recorded in other comprehensive income until realized. No significant gains or losses were recognized in income for any of the three years ended December 31, 2005.

Property and Depreciation

For financial reporting purposes, property, plant and equipment are stated at cost and are depreciated principally on the straight-line method. Buildings are depreciated over their estimated useful lives, primarily 40 years. Machinery and equipment are depreciated over their estimated useful lives, primarily ranging from 16 to 20 years. For income tax purposes, accelerated methods of depreciation are used. Purchases of computer software are capitalized. External costs and certain internal costs (including payroll and payroll-related costs of employees) directly associated with developing significant computer software applications for internal use are capitalized. Training and data conversion costs are expensed as incurred. Computer software costs are amortized on the straight-line method over the estimated useful life of the software, which generally does not exceed five years.

Estimated useful lives are periodically reviewed and, when warranted, changes are made to them. Long-lived assets, including computer software, are reviewed for impairment whenever events or changes in circumstances indicate that their cost may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows from the use and eventual disposition of an asset group, which are identifiable and largely independent of other assets groups, are less than the carrying amount of the asset group. Measurement of an impairment loss would be based on the excess of the carrying amount of the asset over its fair value. Fair value is measured using discounted cash flows or independent appraisals, as appropriate. When property is sold or retired, the cost of the property and the related accumulated depreciation are removed from the balance sheet and any gain or loss on the transaction is included in income.

The cost of major maintenance performed on manufacturing facilities, composed of labor, materials and other incremental costs, is charged to operations as incurred. Start-up costs for new or expanded facilities are expensed as incurred.

Note 1. (Continued)

Conditional Asset Retirement Obligations

In accordance with the requirements of Financial Accounting Standards Board (“FASB”) Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations – an Interpretation of FASB Statement No. 143 (“FIN 47”), the Corporation recorded a pretax asset retirement liability of $23.6 million at December 31, 2005. This liability represents the estimated costs to settle obligations in connection with the retirement of long-lived assets. FIN 47 requires the recording of an asset retirement obligation when the fair value of such a liability can be reasonably estimated, even though uncertainty exists as to the timing and/or the method of settlement. The Corporation has no plans in the foreseeable future to retire any of the major facilities for which it estimated an asset retirement obligation.

The cumulative effect on income, net of related income tax effects, of recording the asset retirement obligation was $12.3 million, or $.03 per share. Had FIN 47 been adopted as of the beginning of the earliest year presented in the consolidated financial statements, the estimated asset retirement obligation would have been approximately $22.4 million and $21.3 million at the end of 2004 and 2003, respectively.

The tables below present the pro forma impact as if FIN 47 had been adopted prior to 2003.

	Year Ended December 31
(Millions of dollars)	2005	2004	2003
Net income, as reported	$1,568.3	$1,800.2	$1,694.2
Add: FIN 47 cumulative effect, net of income taxes	12.3	—	—
Less: FIN 47 related depreciation and accretion expense, net of income taxes	(1.2)	(1.1)	(1.1)

Pro forma net income	$1,579.4	$1,799.1	$1,693.1

	Year Ended December 31
	2005	2004	2003
Earnings per share
Basic – as reported	$3.30	$3.64	$3.34

Basic – pro forma	$3.33	$3.63	$3.34

Diluted – as reported	$3.28	$3.61	$3.33

Diluted – pro forma	$3.31	$3.60	$3.33

Goodwill and Other Intangible Assets

Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill is not subject to systematic amortization, but rather is tested for impairment annually and whenever events and circumstances indicate that an impairment may have occurred. Impairment testing compares the carrying amount of the goodwill with its fair value. Fair value is estimated based on discounted cash flows. When the carrying amount of goodwill exceeds its fair value, an impairment charge would be recorded. The Corporation has completed the required annual testing of goodwill for impairment and has determined that none of its goodwill is impaired.

The Corporation has no intangible assets with indefinite useful lives. Intangible assets with finite lives are amortized over their estimated useful lives and are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment

Note 1. (Continued)

loss would be recognized when estimated undiscounted future cash flows from the use of the asset are less than its carrying amount. Measurement of an impairment loss would be based on discounted future cash flows compared to the carrying amount of the asset.

Investments in Equity Companies

Investments in companies over which the Corporation has the ability to exercise significant influence and that, in general, are at least 20 percent owned are stated at cost plus equity in undistributed net income. These investments are evaluated for impairment in accordance with the requirements of Accounting Principles Board (“APB”) Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. An impairment loss would be recorded whenever a decline in value of an equity investment below its carrying amount is determined to be other than temporary. In judging “other than temporary,” the Corporation would consider the length of time and extent to which the fair value of the investment has been less than the carrying amount of the equity company, the near-term and longer-term operating and financial prospects of the equity company, and its longer-term intent of retaining the investment in the equity company.

Revenue Recognition

Sales revenue for the Corporation and its reportable business segments is recognized at the time of product shipment or delivery, depending on when title passes, to unaffiliated customers, and when all of the following have occurred: a firm sales agreement is in place, pricing is fixed or determinable, and collection is reasonably assured. Sales are reported net of estimated returns, consumer and trade promotions, rebates and freight allowed.

Sales Incentives and Trade Promotion Allowances

The cost of promotion activities provided to customers is classified as a reduction in sales revenue. In addition, the estimated redemption value of consumer coupons is recorded at the time the coupons are issued and classified as a reduction in sales revenue.

Advertising Expense

Advertising costs are expensed in the year the related advertisement is first presented by the media. For interim reporting purposes, advertising expenses are charged to operations as a percentage of sales based on estimated sales and related advertising expense for the full year.

Research Expense

Research and development costs are charged to expense as incurred.

Environmental Expenditures

Environmental expenditures related to current operations that qualify as property, plant and equipment or which substantially increase the economic value or extend the useful life of an asset are capitalized, and all other such expenditures are expensed as incurred. Environmental expenditures that relate to an existing condition caused by past operations are expensed as incurred. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with completion of a feasibility study or a commitment to a formal plan of action. At environmental sites in which more than one potentially responsible party has been identified, a liability is recorded for the estimated allocable share of costs related to the Corporation’s involvement with the site as well as an estimated allocable share of costs

Note 1. (Continued)

related to the involvement of insolvent or unidentified parties. At environmental sites in which the Corporation is the only responsible party, a liability for the total estimated costs of remediation is recorded. Liabilities for future expenditures for environmental remediation obligations are not discounted and do not reflect any anticipated recoveries from insurers.

Foreign Currency Translation

The income statements of foreign operations, other than those in hyperinflationary economies, are translated into U.S. dollars at rates of exchange in effect each month. The balance sheets of these operations are translated at period-end exchange rates, and the differences from historical exchange rates are reflected in Stockholders’ Equity as unrealized translation adjustments.

The income statements and balance sheets of operations in hyperinflationary economies are translated into U.S. dollars using both current and historical rates of exchange. The effect of exchange rates on monetary assets and liabilities is reflected in income. Operations in Turkey (prior to 2005) are deemed to be hyperinflationary.

Derivative Instruments and Hedging

All derivative instruments are recorded as assets or liabilities on the balance sheet at fair value. Changes in the fair value of derivatives are either recorded in income or other comprehensive income, as appropriate. The gain or loss on derivatives designated as fair value hedges and the offsetting loss or gain on the hedged item attributable to the hedged risk are included in current income in the period that changes in fair value occur. The gain or loss on derivatives designated as cash flow hedges is included in other comprehensive income in the period that changes in fair value occur and is reclassified to income in the same period that the hedged item affects income. The gain or loss on derivatives designated as hedges of investments in foreign subsidiaries is recognized in other comprehensive income to offset the change in value of the net investments being hedged. The gain or loss on derivatives that have not been designated as hedging instruments is included in current income in the period that changes in fair value occur.

Stock-Based Employee Compensation

The Corporation’s stock-based employee compensation plans are described in Note 13. The Corporation continues to account for stock options using the intrinsic-value method permitted by APB Opinion No. 25, Accounting for Stock Issued to Employees. No employee compensation for stock options has been charged to earnings because the exercise prices of all stock options granted under this plan have been equal to the market value of the Corporation’s common stock at the date of grant.

Restricted share awards, including restricted shares and restricted share units, are measured at the fair value of the Corporation’s common stock on the date of the award, and are initially recorded in Stockholders’ Equity as unearned compensation. Unearned compensation is amortized to compensation expense over the requisite service period on the straight-line method. Employer payroll taxes are recorded as expense when they become due at the time the awards vest. Unvested shares are subject to forfeiture and restrictions on sale or transfer generally for three to five years from the grant date.

Note 1. (Continued)

The following presents information about net income and earnings per share (“EPS”) as if the Corporation had applied the fair value expense recognition requirements of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), to all employee stock options granted under the plan.

	Year Ended December 31
(Millions of dollars)	2005	2004	2003
Net income, as reported	$1,568.3	$1,800.2	$1,694.2
Add: Stock-based employee compensation expense included in reported net income, net of income taxes	20.7	12.3	11.6
Less: Stock- based employee compensation determined under the fair value requirements of SFAS 123, net of income taxes	(57.1)	(50.9)	(67.2)

Pro forma net income	$1,531.9	$1,761.6	$1,638.6

	Year Ended December 31
	2005	2004	2003
Earnings per share
Basic – as reported	$3.30	$3.64	$3.34

Basic – pro forma	$3.23	$3.56	$3.23

Diluted – as reported	$3.28	$3.61	$3.33

Diluted – pro forma	$3.21	$3.53	$3.22

Pursuant to the requirements of SFAS 123, the weighted-average fair value of the individual employee stock options granted during 2005, 2004 and 2003 have been estimated as $11.94, $15.49 and $9.09, respectively, on the date of grant. The fair values were determined using a Black-Scholes-Merton option-pricing model using the following assumptions:

	2005	2004	2003
Dividend yield	2.92%	2.49%	3.05%
Volatility	21.80%	26.45%	26.49%
Risk-free interest rate	3.97%	3.83%	2.83%
Expected life – years	5.9	5.9	5.8

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which revises SFAS 123. SFAS 123R also supersedes APB 25 and amends SFAS No. 95, Statement of Cash Flows. SFAS 123R eliminates the alternative to account for employee stock options under APB 25 and requires the fair value of all share-based payments to employees, including the fair value of grants of employee stock options, be recognized in the income statement, generally over the vesting period.

In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 107, which provides additional implementation guidance for SFAS 123R. Among other things, SAB 107 provides guidance on share-based payment valuations, income statement classification and presentation, capitalization of costs and related income tax accounting.

SFAS 123R provides for adoption using either the modified prospective or modified retrospective transition method. The Corporation will adopt SFAS 123R on January 1, 2006 using the modified prospective transition method in which compensation cost is recognized beginning January 1, 2006 for

Note 1. (Continued)

all share-based payments granted on or after that date and for all awards granted to employees prior to January 1, 2006 that remain unvested on that date. The Corporation will continue to use the Black-Scholes-Merton option pricing model to determine the fair value of stock option awards.

Adoption of SFAS 123R’s fair value method will have an effect on results of operations, although it will not have a material impact on the Corporation’s overall financial position. The future impact of SFAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted. However, had SFAS 123R been adopted in prior periods, the effect would have approximated the SFAS 123 pro forma net income and earnings per share disclosures as shown above.

SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as currently required, thereby reducing net operating cash flows and increasing net financing cash flows in periods after adoption. While those amounts cannot be estimated for future periods (because they depend on, among other things, when employees will exercise the stock options and the market price of the Corporation’s common stock at the time of exercise), the amount of operating cash flows generated in prior periods for such excess tax deductions was $15.1 million, $30.9 million and $7.4 million in 2005, 2004 and 2003, respectively.

Note 2. Discontinued Operations

In connection with the Spin-off discussed in Note 1, the Corporation received a $213.4 million cash payment from Neenah Paper. The 2004 and 2003 Consolidated Income Statements, Cash Flow Statements and related disclosures present the results of Neenah Paper’s fine paper and technical paper businesses, which were previously included in the Business-to-Business segment, as discontinued operations. Prior to the Spin-off, the Corporation internally consumed approximately 90 percent of the pulp produced by the Canadian pulp business. In connection with the Spin-off, the Corporation entered into a long-term pulp supply agreement with Neenah Paper (as discussed in Note 10), whereby the Corporation will continue to consume a substantial portion of the pulp produced by Neenah Paper. Because the Corporation will continue to incur pulp costs in its continuing operations, the results of Neenah Paper’s Canadian pulp business were not included in discontinued operations.

Summarized financial information for discontinued operations is presented below:

(Millions of dollars)	2004(a)	2003
Net sales	$317.7	$321.7
Income before income taxes	59.2	80.7
Provision for income taxes	(29.4)	(30.1)
Income from discontinued operations	29.8	50.6

(a)	Includes operations through November 30, 2004; also included are transaction costs related to the Spin-off.

A summary of the assets, liabilities and accumulated other comprehensive income of Neenah Paper that were spun off is presented below:

(Millions of dollars)	November 30, 2004
Assets
Current assets	$191.3
Property, plant and equipment, net	375.4
Timberlands	5.3
Other assets	45.7

617.7

Liabilities and Accumulated Other Comprehensive Income
Current liabilities	67.3
Long-term debt	225.0
Noncurrent employee benefits and other obligations	57.2
Deferred income taxes and other liabilities	41.3
Accumulated other comprehensive income	24.4

415.2

Total Distribution Charged to Retained Earnings	$202.5

Note 3. Competitive Improvement Initiatives

In July 2005, the Corporation authorized the initial phase of a multi-year program to further improve its competitive position by accelerating investments in targeted growth opportunities and strategic cost reductions aimed at streamlining manufacturing and administrative operations, primarily in North America and Europe.

The Competitive Improvement Initiatives commenced in the third quarter of 2005 and are expected to be substantially completed by December 31, 2008. Based on current estimates, the strategic cost reductions are expected to result in cumulative charges of approximately $900 million to $1.1 billion before tax ($625 - $775 million after tax) over that three and one-half year period.

By the end of 2008, it is anticipated there will be a net workforce reduction of about 10 percent, or approximately 6,000 employees. As of December 31, 2005, a net workforce reduction of more than 400 had occurred. Approximately 20 manufacturing facilities, or 17 percent of the Corporation’s worldwide total, are expected to be sold or closed and an additional 4 facilities are expected to be streamlined. As of December 31, 2005, charges have been recorded related to the initiatives for 14 facilities.

In connection with the Competitive Improvement Initiatives approved by the Corporation, charges totaling $228.6 million were incurred during 2005; $167.6 million after tax for the strategic cost reductions.

Of the $228.6 million of charges, $179.7 million were noncash charges comprised of the following:

(Millions of dollars)
Incremental depreciation and amortization	$80.1
Asset impairments	67.2
Asset write-offs	32.4

Noncash charges recorded during 2005	$179.7

The following summarizes the cash charges recorded and reconciles such charges to accrued expenses at December 31, 2005.

(Millions of dollars)
Charges for workforce reductions	$35.6
Other cash charges	11.0
Cash payments	(17.7)
Currency	(.7)

Accrued expenses	$28.2

The Corporation also recorded pension curtailments and special pension benefits aggregating $2.3 million.

Termination benefits related to workforce reductions were accrued in accordance with the requirements of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, SFAS No. 112, Employers’ Accounting for Postemployment Benefits, and SFAS No. 88, Employers’ Accounting for Settlements & Curtailments of Defined Benefit Pension Plans and for Termination Benefits, as appropriate. Retention bonuses related to workforce reductions were accrued in accordance with SFAS 146. The majority of the termination benefits and retention bonuses will be paid within 12 months of accrual. The termination benefits were provided under: a special-benefit arrangement for affected employees in the U.S.; standard benefit practices in the U.K.; applicable union agreements; or local

Note 3. (Continued)

statutory requirements, as appropriate. Incremental depreciation and amortization expenses were based on changes in useful lives and estimated residual values of assets that are continuing to be used, but will be removed from service before the end of their originally assumed service period. Asset impairment charges have been recorded in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to reduce the carrying amount of long-lived assets that will be sold or disposed of to their estimated fair values. The fair values of impaired assets were estimated by independent appraisers. Charges for asset write-offs reduce the carrying amount of long-lived assets to their estimated salvage value in connection with the decision to dispose of such assets.

The strategic cost reductions included in the Competitive Improvement Initiatives are corporate decisions and are not included in the business segments’ operating profit performance. Certain actions yet to be announced for the strategic cost reductions are still being evaluated. Accordingly, it is difficult at this time to estimate the total costs to be incurred by business segment over the life of the initiatives. The 2005 charges have been recorded in Cost of Products Sold ($201.6 million) and Marketing, Research and General Expenses ($27.0 million). See Note 17 for additional information on the strategic cost reductions by business segment.

Note 4. Acquisitions and Intangible Assets

Acquisitions

During the fourth quarter of 2005, the Corporation acquired Microcuff GmbH, a privately held medical device and technology company in Germany, for approximately $16 million. This acquisition will further enhance the Corporation’s Health Care business’ position as a leading global provider of innovative and technologically advanced medical devices.

During the first quarter of 2003, the Corporation purchased the Klucze tissue business in Poland. This acquisition was consistent with the Corporation’s strategy of growing its global consumer tissue business and provides it with a strong platform to expand its business. The allocation of the purchase price to the fair value of assets and liabilities acquired was completed in 2003 and resulted in recognition of goodwill and other intangible assets of approximately $20 million.

During the third quarter of 2003, the Corporation acquired an additional 49 percent interest in Kimberly-Clark Peru S.A. and the remaining 50 percent interest in its tissue joint venture in Brazil (Klabin Kimberly S.A.). The cost of these acquisitions totaled approximately $200 million. These acquisitions were a result of the partners in each of the ventures exercising their options to sell their ownership interest to the Corporation. The allocation of the purchase price to the fair value of assets and liabilities acquired was completed in 2004 and resulted in recognition of goodwill and other intangible assets of approximately $140 million.

Goodwill

The changes in the carrying amount of goodwill by business segment are as follows:

(Millions of dollars)	Personal Care	Consumer Tissue	K-C Professional & Other	Health Care	Total
Balance at January 1, 2004	$514.8	$594.1	$138.7	$1,401.5	$2,649.1
Currency and other	28.3	16.4	8.0	1.1	53.8

Balance at December 31, 2004	543.1	610.5	146.7	1,402.6	2,702.9
Acquisitions	—	—	—	3.9	3.9
Currency and other	(13.3)	(5.0)	(2.4)	(.5)	(21.2)

Balance at December 31, 2005	$529.8	$605.5	$144.3	$1,406.0	$2,685.6

Note 4. (continued)

Other Intangible Assets

Intangible assets subject to amortization are included in Other Assets and consist of the following at December 31:

	2005		2004
(Millions of dollars)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Trademarks	$204.1	$77.1	$213.5	$60.7
Patents	50.5	28.0	40.8	24.6
Other	22.2	8.2	21.5	6.0

Total	$276.8	$113.3	$275.8	$91.3

Amortization expense for intangible assets was approximately $26 million in 2005, $14 million in 2004 and $13 million in 2003. Amortization expense is estimated to be approximately $39 million in 2006, $12 million in 2007, $9 million in 2008, $8 million in 2009 and $7 million in 2010.

Note 5. Debt

Long-term debt is comprised of the following:

(Millions of dollars)	Weighted- Average Interest Rate	Maturities	December 31
			2005	2004
Notes and debentures	5.78%	2007 – 2038	$2,149.5	$2,309.8
Industrial development revenue bonds	3.74%	2006 – 2037	299.8	300.7
Bank loans and other financings in various currencies	8.97%	2006 – 2031	212.6	272.9

Total long-term debt			2,661.9	2,883.4
Less current portion			67.2	585.4

Long-term portion			$2,594.7	$2,298.0

Fair value of total long-term debt, based on quoted market prices for the same or similar debt issues, was approximately $2.8 billion and $3.0 billion at December 31, 2005 and 2004, respectively. Scheduled maturities of long-term debt for the next five years are $67.2 million in 2006, $337.5 million in 2007, $49.1 million in 2008, $8.0 million in 2009 and $33.1 million in 2010.

During the third quarter of 2005, the Corporation issued $300 million of 4.875% Notes due August 15, 2015. Proceeds from the sale of the notes were used for general corporate purposes and for the reduction of existing indebtedness, including portions of the Corporation’s outstanding commercial paper program.

At December 31, 2005, the Corporation had fixed-to-floating interest rate swap agreements related to a $500 million 5.0% Note that matures on August 15, 2013.

At December 31, 2005, the Corporation had $1.5 billion of revolving credit facilities. These facilities, unused at December 31, 2005, permit borrowing at competitive interest rates and are available for general corporate purposes, including backup for commercial paper borrowings. The Corporation pays commitment fees on the unused portion but may cancel the facilities without penalty at any time prior to their expiration. These facilities expire in June 2010.

Debt payable within one year is as follows:

	December 31
(Millions of dollars)	2005	2004
Commercial paper	$726.5	$526.3
Current portion of long-term debt	67.2	585.4
Other short-term debt	428.8	103.0

Total	$1,222.5	$1,214.7

At December 31, 2005 and 2004, the weighted-average interest rate for commercial paper was 4.2 percent and 2.3 percent, respectively.

During the fourth quarter of 2005, a three-year bank credit facility was established for the purpose of funding American Jobs Creation Act dividends. The Corporation has the option to repay the facility in any month until the facility expires in October 2008. Currently, the Corporation plans to repay this obligation by the end of 2006; therefore, it has been classified as short-term debt. The facility is denominated in Australian dollars and euros, and interest charges are based on the prevailing local short-term interest rates plus 12.5 basis points. As of December 31, 2005, approximately $308 million was outstanding. No additional draws against the facility are permitted.

Note 6. Preferred Securities of Subsidiary

In February 2001, the Corporation formed a Luxembourg-based financing subsidiary. The subsidiary issued 1 million shares of voting-preferred securities (the “Securities”) with an aggregate par value of $520 million to a nonaffiliated beneficial interest holder for cash proceeds of $516.5 million. The Securities are entitled to a 98 percent vote and pay no dividend but accrue a fixed annual rate of return of 4.56 percent. Prior to September 2003, the Securities accrued a variable rate of return. The Securities are in substance perpetual and are callable by the subsidiary at par value plus any accrued but unpaid return on the Securities in November 2008 and each 20-year anniversary thereafter. The subsidiary also issued voting-preferred and common securities to the Corporation for total cash proceeds of $500 million. These securities are entitled to a combined two percent vote and the common securities are entitled to all of the residual equity after satisfaction of the preferred interests. Approximately 97 percent of the above cash proceeds were loaned to the Corporation. These long-term loans bear fixed annual interest rates. The remaining funds are invested in other financial assets. Prior to September 2003, the loans accrued interest at a variable rate. The Corporation is the primary beneficiary of the subsidiary and, accordingly, consolidates the subsidiary in the accompanying financial statements. The preferred and common securities of the subsidiary held by the Corporation and the intercompany loans have been eliminated in the consolidated financial statements. The return on the Securities is included in Minority Owners’ Share of Subsidiaries’ Net Income in the Corporation’s consolidated income statement. The Securities are shown as Preferred Securities of Subsidiary on the consolidated balance sheet.

In June 2004, the nonaffiliated beneficial interest holder invested an additional $125 million, thereby increasing the aggregate par value of the Securities that it held. In conjunction with this transaction, the fixed annual rate of return on the Securities was increased from 4.47 to 4.56 percent. The subsidiary loaned these funds to the Corporation, which used them to reduce its outstanding commercial paper.

The nonaffiliated beneficial interest holder does not have recourse to the general credit of the Corporation.

Note 7. Stockholders’ Equity

Other Comprehensive Income (Loss)

The changes in the components of other comprehensive income (loss) are as follows:

	Year Ended December 31
	2005			2004				2003
(Millions of dollars)	Pretax Amount	Tax Effect	Net Amount	Pretax Amount	Tax Effect	Spin- Off	Net Amount	Pretax Amount	Tax Effect	Net Amount
Unrealized translation	$(412.6)	$—	$(412.6)	$415.8	$—	$(60.1)	$355.7	$742.8	$—	$742.8
Minimum pension liability	(97.7)	39.1	(58.6)	(75.6)	27.8	36.3	(11.5)	(231.8)	85.6	(146.2)
Deferred gains (losses) on cash flow hedges	40.7	(13.0)	27.7	(5.8)	1.8	(.6)	(4.6)	(5.5)	1.3	(4.2)
Unrealized holding gains (losses) on securities	.1	—	.1	(.2)	—	—	(.2)	(.1)	—	(.1)

Other comprehensive income (loss)	$(469.5)	$26.1	$(443.4)	$334.2	$29.6	$(24.4)	$339.4	$505.4	$86.9	$592.3

Accumulated balances of other comprehensive income (loss), net of applicable income taxes are as follows:

	December 31
(Millions of dollars)	2005	2004
Unrealized translation	$(797.9)	$(385.3)
Minimum pension liability	(888.2)	(829.6)
Deferred gains (losses) on cash flow hedges	16.8	(10.9)
Unrealized holding losses on securities	(.1)	(.2)

Accumulated other comprehensive income (loss)	$(1,669.4)	$(1,226.0)

Net unrealized currency gains or losses resulting from the translation of assets and liabilities of foreign subsidiaries, except those in highly inflationary economies, are accumulated in a separate section of stockholders’ equity. For these operations, changes in exchange rates generally do not affect cash flows; therefore, unrealized translation adjustments are recorded in stockholders’ equity rather than net income. Upon sale or substantially complete liquidation of any of these subsidiaries, the applicable unrealized translation adjustment would be removed from stockholders’ equity and reported as part of the gain or loss on the sale or liquidation. The increase in unrealized translation is primarily due to the strengthening of the U.S. dollar versus the euro, British pound, Swiss franc and Australian dollar.

Also included are the effects of foreign exchange rate changes on intercompany balances of a long-term investment nature and transactions designated as hedges of net foreign investments.

At December 31, 2005, unremitted net income of equity companies included in consolidated retained earnings was about $834 million.

Note 8. Risk Management

As a multinational enterprise, the Corporation is exposed to risks such as changes in foreign currency exchange rates, interest rates and commodity prices. The Corporation employs a variety of practices to manage these risks, including operating and financing activities and, where deemed appropriate, the use of derivative instruments. These derivative instruments, including some that are not designated as either fair value or cash flow hedges, are used only for risk management purposes and not for speculation or trading. Foreign currency derivative instruments are either exchange traded or are entered into with major financial institutions. The Corporation’s credit exposure under these arrangements is limited to those agreements with a positive fair value at the reporting date. Credit risk with respect to the counterparties is considered minimal in view of the financial strength of the counterparties.

One of the Corporation’s equity affiliates has entered into derivatives with notional amounts that exceed the amount of the risk being hedged. Changes in the fair value of these derivatives that exceed the risk being hedged are recorded in that affiliate’s income.

Foreign Currency Exchange Risk

Foreign currency exchange risk is managed by the systematic use of foreign currency forward, option and swap contracts. The use of these instruments allows management of transactional exposure to exchange rate fluctuations because the gains or losses incurred on the derivative instruments will offset, in whole or in part, losses or gains on the underlying foreign currency exposure. Prior to 2004, foreign currency risk was managed by the selective, rather than the systematic, use of foreign currency forward, option and swap contracts. Management does not foresee or expect any significant change in such exposures in the near future or in the strategies it employs to manage them. In addition, many of the Corporation’s non-U.S. operations buy the majority of their inputs and sell the majority of their outputs in their local currency, thereby minimizing the effect of currency rate changes on their local operating profit margins.

Foreign Currency Translation Risk

Translation adjustments result from translating foreign entities’ financial statements to U.S. dollars from their functional currencies. Translation exposure, which results from possible changes in translation rates between functional currencies and the U.S. dollar, generally is not hedged. In 2005, in connection with its plan to repatriate unremitted foreign earnings under the American Jobs Creation Act, the Corporation hedged a portion of its investments in certain subsidiaries. There are no hedges in place at December 31, 2005. The risk to any particular entity’s net assets is minimized to the extent that the entity is financed with local currency borrowing.

Interest Rate Risk

Interest rate risk is managed using a portfolio of variable- and fixed-rate debt composed of short- and long-term instruments and interest rate swaps. The objective is to maintain a cost-effective mix that management deems appropriate. Management does not foresee or expect any significant changes in its exposure to interest rate fluctuations in the near future or in the strategies it employs to manage them.

Commodity Price Risk

The Corporation is subject to commodity price risk, the most significant of which relates to the price of pulp, polypropylene and natural gas.

Note 8. (Continued)

Selling prices of tissue products are influenced, in part, by the market price for pulp, which is determined by industry supply and demand. On a worldwide basis, the Corporation supplies approximately 10 percent of its virgin fiber needs from internal pulp manufacturing operations. Increases in pulp prices could adversely affect earnings if selling prices are not adjusted or if such adjustments significantly trail the increases in pulp prices. Derivative instruments have not been used to manage the pulp price risk.

Polypropylene is subject to price fluctuations based on changes in petroleum prices, availability and other factors. A number of the Corporation’s products, such as diapers, training and youth pants, and incontinence care products contain certain polypropylene materials. The Corporation purchases these materials from a number of suppliers. Significant increases in prices for these materials could adversely affect the Corporation’s earnings if selling prices for its finished products are not adjusted or if adjustments significantly trail the increases in prices for these materials. Derivative instruments have not been used to manage these risks.

The Corporation uses derivative financial instruments to offset a substantial portion of its exposure to market risk arising from changes in the price of natural gas. Hedging of this risk is accomplished by entering into forward swap contracts, which are designated as hedges of specific quantities of natural gas expected to be purchased in future months. These readily marketable swap contracts are recorded in the Corporation’s balance sheet at fair value. On the date the derivative contract is entered into, the Corporation formally documents and designates the swap contract as a cash-flow hedge, including how the effectiveness of the hedge will be measured. This process links the swap contract to specific forecasted transactions. Since these swap contracts were highly effective, changes in their fair values were recorded in other comprehensive income, net of related income taxes, and recognized in income at the time the cost of the natural gas was recognized in income.

Effect of Derivative Instruments on Results of Operations and Other Comprehensive Income

Fair Value Hedges

The Corporation’s fair value hedges offset the effect of the hedged items in 2005, 2004 and 2003, resulting in no effect on income. In addition, during these years, all designated derivatives for firm commitments continued to qualify for fair value hedge accounting.

Cash Flow Hedges

The effective portion of the gain or loss on the derivative instruments designated as cash flow hedges is initially recorded in other comprehensive income and is subsequently recognized in income when the hedged exposure affects income. The Corporation’s cash flow hedges resulted in no significant ineffectiveness in 2005, 2004 and 2003 and consequently resulted in no significant effect on income. During the same period in which the hedged forecasted transactions affected earnings, the Corporation reclassified $11.2 million of after-tax gains, and $9.0 million and $9.9 million of after-tax losses, respectively, from accumulated other comprehensive income to earnings. At December 31, 2005, the Corporation expects to reclassify $5.7 million of after-tax gains from accumulated other comprehensive income primarily to cost of sales during the next twelve months, consistent with the timing of the underlying hedged transactions. The maximum maturity of cash flow derivatives in place at December 31, 2005 is August 2017.

Note 8. (Continued)

Net Investment Hedges

Beginning in the second quarter of 2005, the Corporation hedged a portion of its investment positions in certain foreign subsidiaries by entering into foreign currency forward contracts that were designated as hedges of the related net investments. Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, changes in the fair value of the derivative instruments are recognized in other comprehensive income to offset the change in value of the net investment being hedged.

Note 9. Variable Interest Entities

The Corporation has variable interests in the following financing and real estate entities and synthetic fuel partnerships described in Note 14.

Financing Entities

The Corporation holds a significant variable interest in two financing entities that were used to monetize long-term notes received from the sale of certain nonstrategic timberlands and related assets, which were sold in 1999 and 1989 to nonaffiliated buyers. These transactions qualified for the installment method of accounting for income tax purposes and met the criteria for immediate profit recognition for financial reporting purposes contained in SFAS No. 66, Accounting for Sales of Real Estate. These sales involved notes receivable with an aggregate face value of $617 million and a fair value of approximately $593 million at the date of sale. The notes receivable are backed by irrevocable standby letters of credit issued by money center banks, which aggregated $617 million at December 31, 2005.

Because the Corporation desired to monetize the $617 million of notes receivable and continue the deferral of current income taxes on the gains, in 1999 the Corporation transferred the notes received from the 1999 sale to a noncontrolled financing entity, and in 2000 it transferred the notes received from the 1989 sale to another noncontrolled financing entity. The Corporation has minority voting interests in each of the financing entities (collectively, the “Financing Entities”). The transfers of the notes and certain other assets to the Financing Entities were made at fair value, were accounted for as asset sales and resulted in no gain or loss. In conjunction with the transfer of the notes and other assets, the Financing Entities became obligated for $617 million in third-party debt financing. A nonaffiliated financial institution has made substantive capital investments in each of the Financing Entities, has majority voting control over them and has substantive risks and rewards of ownership of the assets in the Financing Entities. The Corporation also contributed intercompany notes receivable aggregating $662 million and intercompany preferred stock of $50 million to the Financing Entities, which serve as secondary collateral for the third-party lending arrangements. In the unlikely event of default by both of the money center banks that provided the irrevocable standby letters of credit, the Corporation could experience a maximum loss of $617 million under these arrangements.

The Corporation has not consolidated the Financing Entities because it is not the primary beneficiary of either entity. Rather, it will continue to account for its ownership interests in these entities using the equity method of accounting. The Corporation retains equity interests in the Financing Entities for which the legal right of offset exists against the intercompany notes. As a result, the intercompany notes payable have been offset against the Corporation’s equity interests in the Financing Entities for financial reporting purposes.

See Note 6 for a description of the Corporation’s Luxembourg-based financing subsidiary, which is consolidated because the Corporation is the primary beneficiary of the entity.

Real Estate Entities

Effective March 31, 2004, the Corporation adopted FASB Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities – an Interpretation of ARB 51 (“FIN 46R”), for its real estate entities described below. In 1994, the Corporation began participating in the U.S. affordable and historic renovation real estate markets. Investments in these markets are encouraged by laws enacted by the United States Congress and related federal income tax rules and regulations. Accordingly, these investments generate income tax credits and tax losses that are used to reduce the Corporation’s income tax liabilities. The Corporation had invested in these markets through (i) partnership arrangements in which it is a limited partner, (ii) limited liability companies (“LLCs”) in which it is a nonmanaging member and (iii) investments in various funds in which the Corporation is one of many noncontrolling investors. These entities borrow money from third parties generally on a nonrecourse basis and invest in and own various real estate projects.

Note 9. (Continued)

Adoption of FIN 46R required the Corporation to consolidate ten apartment projects and two hotels because it was the primary beneficiary of each of these real estate ventures. Subsequently, three of the apartments and the two hotels became wholly-owned by the Corporation. For the entities that remain consolidated under FIN 46R, the carrying amount of the assets that serve as collateral is $47.0 million for obligations of these ventures of $42.7 million at December 31, 2005. The assets are classified as property, plant and equipment on the consolidated balance sheet. Except for the Corporation’s guarantee of $14.6 million of the obligations of these ventures, neither the creditors nor the other beneficial interest holders of these consolidated ventures have recourse to the general credit of the Corporation.

The Corporation accounts for its interests in real estate entities that are not consolidated by the equity method of accounting or by the effective yield method, as appropriate, and has accounted for the related income tax credits and other tax benefits as a reduction in its income tax provision. As of December 31, 2005, the Corporation had a net equity of $20.9 million in its nonconsolidated real estate entities. The Corporation has earned income tax credits totaling approximately $84.1 million, $71.8 million and $59.3 million in 2005, 2004 and 2003, respectively. As of December 31, 2005, total permanent financing debt for the nonconsolidated entities was $255.8 million. A total of $19.7 million of the permanent financing debt is guaranteed by the Corporation and the remainder of this debt is not supported or guaranteed by the Corporation. Except for the guaranteed portion, permanent financing debt is secured solely by the properties and is nonrecourse to the Corporation. From time to time, temporary interim financing is guaranteed by the Corporation. In general, the Corporation’s interim financing guarantees are eliminated at the time permanent financing is obtained. At December 31, 2005, $34.3 million of temporary interim financing associated with these nonconsolidated real estate entities was guaranteed by the Corporation.

If the Corporation’s investments in its nonconsolidated real estate entities were to be disposed of at their carrying amounts, a portion of the tax credits may be recaptured and may result in a charge to earnings. As of December 31, 2005, this recapture risk is estimated to be $34.5 million. The Corporation has no current intention of disposing of these investments during the recapture period, nor does it anticipate the need to do so in the foreseeable future in order to satisfy any anticipated liquidity need. Accordingly, the recapture risk is considered to be remote.

At December 31, 2005, the Corporation’s maximum loss exposure for its nonconsolidated real estate entities is estimated to be $109.4 million and was comprised of its net equity in these entities of $20.9 million, its permanent financing guarantees of $19.7 million, its interim financing guarantees of $34.3 million and the income tax credit recapture risk of $34.5 million.

Note 10. Leases and Commitments

Leases

The Corporation has entered into operating leases for certain warehouse facilities, automobiles and equipment. The future minimum obligations under operating leases having a noncancelable term in excess of one year as of December 31, 2005, are as follows:

(Millions of dollars)	Amount
Year Ending December 31:
2006	$85.7
2007	47.4
2008	34.1
2009	26.4
2010	17.1
Thereafter	47.0

Future minimum obligations	$257.7

Certain operating leases contain residual value guarantees, which provide that if the Corporation does not purchase the leased property from the lessor at the end of the lease term, the Corporation is liable to the lessor for the shortfall, if any, between the proceeds from the sale of the property and an agreed value. At December 31, 2005, the maximum amount of the residual value guarantee was approximately $20 million. Management expects the proceeds from the sale of the properties under the operating leases will exceed the agreed values.

Operating lease obligations have been reduced by approximately $2 million for rental income from noncancelable sublease agreements.

Consolidated rental expense under operating leases was $199.0 million, $195.9 million and $186.7 million in 2005, 2004 and 2003, respectively.

Purchase Commitments

In conjunction with the Spin-off, the Corporation entered into a long-term pulp supply agreement with Neenah Paper. Under the agreement, the Corporation has agreed to purchase annually declining specified minimum tonnages of pulp. In January 2006, the pulp supply agreement was modified to reduce the Corporation’s 2006 purchase obligation by approximately 11 percent. Minimum commitments under the agreement are estimated to be approximately $235 million in 2006, $233 million in 2007, $200 million in 2008, $157 million in 2009 and $105 million in 2010. The latter two years reflect the phase-down period described in the following paragraph. These commitments represented 16 percent, 16 percent, 13 percent, 10 percent and 7 percent, respectively, of the Corporation’s total estimated requirements for virgin pulp. The Corporation purchased approximately $272 million under that agreement in 2005.

Under the agreement, the prices for pulp will be based on published industry index prices, subject to certain minimum and maximum prices, less agreed-upon discounts. The commitments are structured as supply-or-pay and take-or-pay arrangements. Accordingly, if the Corporation does not purchase the specified minimums, it must pay for the shortfall based on the difference between the contract price and any lower price Neenah Paper obtains for the pulp, plus ten percent of the difference. If Neenah Paper does not supply the specified minimums, it must pay for the shortfall based on the difference between the contract price and any higher price that the Corporation pays to purchase the pulp, plus ten percent

Note 10. (Continued)

of that difference. Either party can elect a two-year phase-down period for the agreement, to begin no earlier than January 1, 2009 under which the minimum commitments would be approximately $157 million in the first year and $105 million in the second year. Either party may terminate the pulp supply agreement for certain events specified in the agreement.

The Corporation has entered into other long-term contracts for the purchase of raw materials, principally pulp, and utilities, principally electricity. The minimum purchase commitments extend beyond 2009. Commitments under these contracts are approximately $181 million in 2006, $118 million in 2007, $73 million in 2008, $69 million in 2009 and $53 million in 2010. Total commitments beyond the year 2010 are $332 million.

Although the Corporation is primarily liable for payments on the above-mentioned leases and purchase commitments, management believes the Corporation’s exposure to losses, if any, under these arrangements is not material.

Note 11. Contingencies and Legal Matters

Litigation

The following is a brief description of certain legal and administrative proceedings to which the Corporation or its subsidiaries is a party or to which the Corporation’s or its subsidiaries’ properties are subject. In management’s opinion, none of the legal and administrative proceedings described below, individually or in the aggregate, is expected to have a material adverse effect on the Corporation’s business, financial condition, results of operations or liquidity.

As of December 31, 2005, the Corporation, along with many other nonaffiliated companies, was a party to lawsuits with allegations of personal injury resulting from asbestos exposure on the defendants’ premises and allegations that the defendants manufactured, sold, distributed or installed products which cause asbestos-related lung disease. These general allegations are often made against the Corporation without any apparent evidence or identification of a specific product or premises of the Corporation. The Corporation has denied the allegations and raised numerous defenses in all of these asbestos cases. All asbestos claims have been tendered to the Corporation’s insurance carriers for defense and indemnity. The financial statements reflect appropriate accruals for the Corporation’s portion of the costs estimated to be incurred in connection with resolving these claims.

The Corporation, through a wholly-owned subsidiary, KCC Comercial Ltda. (“KCC Comercial”), owns a 70 percent interest in a Brazil corporation, Kimberly-Clark Kenko Industria e Comercio Ltda. (“K-C Kenko”). The owner of the remaining 30 percent of K-C Kenko filed an action, for the benefit of K-C Kenko, in the Arbitration Center of the Brazil-Canada Chamber of Commerce in Brazil alleging, among other things, that KCC Comercial negligently managed K-C Kenko. KCC Comercial has denied the claims, raised numerous defenses and has asserted counterclaims. In management’s opinion, this matter is not expected to have a material adverse effect on the Corporation’s business, financial condition, results of operations or liquidity.

Contingency

One of the Corporation’s North American tissue mills has an agreement to provide its local utility company a specified amount of electric power for each of the next 12 years. In the event that the mill was shut down, the Corporation would be required to continue to operate the power generation facility on behalf of its owner, the local utility company. The net present value of the cost to fulfill this agreement as of December 31, 2005 is estimated to be approximately $150 million. Management considers the probability of closure of this mill to be remote.

Environmental Matters

The Corporation has been named a potentially responsible party under the provisions of the federal Comprehensive Environmental Response, Compensation and Liability Act, or analogous state statutes, at a number of waste disposal sites, none of which, individually or in the aggregate, in management’s opinion, is likely to have a material adverse effect on the Corporation’s business, financial condition, results of operations or liquidity.

Note 12. Postretirement and Other Benefits

Pension Plans

Substantially all regular employees in North America and the United Kingdom are covered by defined benefit pension plans (the “Principal Plans”) and/or defined contribution retirement plans. Certain other subsidiaries have defined benefit pension plans or, in certain countries, termination pay plans covering substantially all regular employees. The funding policy for the qualified defined benefit plans in North America and the defined benefit plans in the United Kingdom is to contribute assets to fully fund the accumulated benefit obligation (“ABO”). Subject to regulatory and tax deductibility limits, any funding shortfall will be eliminated over a reasonable number of years. Nonqualified U.S. plans providing pension benefits in excess of limitations imposed by the U.S. income tax code are not funded. Funding for the remaining defined benefit plans outside the U.S. is based on legal requirements, tax considerations, investment opportunities, and customary business practices in such countries.

In accordance with SFAS No. 87, Employers’ Accounting for Pensions, the Corporation recorded a minimum pension liability for underfunded plans representing the excess of the unfunded ABO over previously recorded net pension liabilities. The minimum pension liability is included in Noncurrent Employee Benefit and Other Obligations on the balance sheet. An offsetting charge is included as an intangible asset to the extent of unrecognized prior service cost, and the balance is included in Accumulated Other Comprehensive Income (Loss). The principal cause of the increase in additional minimum pension liability in 2005 was a decrease in the discount rates used to estimate the ABO.

Information about the minimum pension liability follows:

	December 31
(Millions of dollars)	2005	2004
Minimum pension liability	$1,436.5	$1,341.6
Less intangible asset	(50.0)	(52.8)

Accumulated other comprehensive loss	1,386.5	1,288.8
Less related income tax effects	(498.3)	(459.2)

Accumulated other comprehensive loss, net of income taxes	$888.2	$829.6

Other Postretirement Benefit Plans

Substantially all North American retirees and employees are covered by health care and life insurance benefit plans. Certain benefits are based on years of service and/or age at retirement. The plans are principally noncontributory for employees who were eligible to retire before 1993 and contributory for most employees who retire after 1992, except that the Corporation provides no subsidized benefits to most employees hired after 2003.

Prior to 2004, certain U.S. plans limited the Corporation’s cost of future annual per capita retiree medical benefits to no more than 200 percent of the 1992 annual per capita cost. These plans reached this limitation (the “Cap”) and were amended during 2003. Among other things, the amendments index the Cap by 3 percent annually beginning in 2005 for certain employees retiring on or before April 1, 2004 and limit the Corporation’s future cost for retiree health care benefits to a defined fixed per capita cost for certain employees retiring after April 1, 2004. The annual increase in the consolidated weighted-average health care cost trend rate is expected to be 9.91 percent in 2006, 8.86 percent in 2007 and to gradually decline to 5.19 percent in 2011 and thereafter.

Note 12. (Continued)

Summarized financial information about postretirement plans, excluding defined contribution retirement plans, is presented below.

	Pension Benefits		Other Benefits
	Year Ended December 31
(Millions of dollars)	2005	2004	2005	2004
Change in Benefit Obligation
Benefit obligation at beginning of year	$5,270.6	$5,233.8	$845.8	$852.6
Service cost	81.4	87.4	17.4	17.8
Interest cost	294.6	296.2	47.1	48.2
Actuarial loss (gain)	308.3	182.3	(1.7)	33.5
Currency and other	(137.0)	155.9	28.1	10.4
Benefit payments from plans	(296.8)	(296.3)	(75.0)	(67.8)
Direct benefit payments	(11.9)	(21.4)	—	—
Spin-off of Neenah Paper	—	(367.3)	—	(49.4)

Benefit obligation at end of year	5,509.2	5,270.6	861.7	845.3

Change in Plan Assets
Fair value of plan assets at beginning of year	4,044.2	4,027.9	—	—
Actual gain on plan assets	359.5	332.8	—	—
Employer contributions	116.5	200.0	66.5	59.4
Currency and other	(97.2)	103.1	8.5	8.4
Benefit payments	(296.8)	(296.3)	(75.0)	(67.8)
Spin-off of Neenah Paper	—	(323.3)	—	—

Fair value of plan assets at end of year	4,126.2	4,044.2	—	—

Funded Status
Benefit obligation in excess of plan assets	(1,383.0)	(1,226.4)	(861.7)	(845.3)
Unrecognized net actuarial loss and transition amount	1,778.1	1,650.6	159.0	163.8
Unrecognized prior service cost	47.2	48.0	30.1	11.2

Net amount recognized	$442.3	$472.2	$(672.6)	$(670.3)

Note 12. (Continued)

	Pension Benefits		Other Benefits
	Year Ended December 31
(Millions of dollars)	2005	2004	2005	2004
Amounts Recognized in the Balance Sheet
Prepaid benefit cost	$24.2	$25.3	$—	$—
Accrued benefit cost	(1,018.4)	(894.7)	(672.6)	(670.3)
Intangible asset	50.0	52.8	—	—
Accumulated other comprehensive loss	1,386.5	1,288.8	—	—

Net amount recognized	$442.3	$472.2	$(672.6)	$(670.3)

The Corporation uses December 31 as the measurement date for all of its postretirement plans.

Information for the Principal Plans and All Other Pension Plans

	Principal Plans		All Other Pension Plans		Total
	Year Ended December 31
(Millions of dollars)	2005	2004	2005	2004	2005	2004
Projected benefit obligation (“PBO”)	$5,113.8	$4,882.1	$395.4	$388.5	$5,509.2	$5,270.6
ABO	4,770.6	4,558.9	349.0	361.6	5,119.6	4,920.5
Fair value of plan assets	3,853.5	3,794.2	272.7	250.0	4,126.2	4,044.2

Information for Pension Plans With an ABO in Excess of Plan Assets

	December 31
(Millions of dollars)	2005	2004
PBO	$5,360.2	$5,120.3
ABO	4,980.5	4,780.4
Fair value of plan assets	3,977.8	3,890.0

Note 12. (Continued)

Components of Net Periodic Benefit Cost

	Pension Benefits			Other Benefits
	Year Ended December 31
(Millions of dollars)	2005	2004	2003	2005	2004	2003
Service cost	$81.4	$87.4	$76.1	$17.4	$17.8	$16.2
Interest cost	294.6	296.2	288.0	47.1	48.2	48.9
Expected return on plan assets(a)	(322.6)	(324.0)	(286.3)	—	—	—
Amortization of prior service cost (benefit) and transition amount	6.3	7.3	8.7	(.2)	(.7)	(1.5)
Recognized net actuarial loss	92.7	83.3	74.0	3.9	4.0	1.9
Other	4.4	4.6	5.4	—	(1.5)	—

Net periodic benefit cost	$156.8	$154.8	$165.9	$68.2	$67.8	$65.5

(a)	The expected return on plan assets is determined by multiplying the fair value of plan assets at the prior year-end (adjusted for estimated current year cash benefit payments and contributions) by the expected long-term rate of return.

Weighted-Average Assumptions used to determine Benefit Obligations at December 31

	Pension Benefits		Other Benefits
	2005	2004	2005	2004
Discount rate	5.47%	5.68%	5.68%	5.85%
Rate of compensation increase	3.68%	3.67%	—	—

Weighted-Average Assumptions used to determine Net Cost for years ended December 31

	Pension Benefits			Other Benefits
	2005	2004	2003	2005	2004	2003
Discount rate	5.68%	5.92%	6.62%	5.85%	6.01%	6.76%
Expected long-term return on plan assets	8.29%	8.32%	8.42%	—	—	—
Rate of compensation increase	3.67%	3.51%	3.56%	—	—	—

Expected Long-Term Rate of Return and Investment Strategies for the Principal Plans

The expected long-term rate of return on pension fund assets was determined based on several factors, including input from pension investment consultants and projected long-term returns of broad equity and bond indices. The Corporation also considered the U.S. plan’s historical 10-year and 15-year compounded annual returns of 9.36 percent and 10.28 percent, respectively, which have been in excess of these broad equity and bond benchmark indices. The Corporation anticipates that on average the investment managers for each of the plans comprising the Principal Plans will generate annual long-term rates of return of at least 8.5 percent. The Corporation’s expected long-term rate of return on the assets in the Principal Plans is based on an asset allocation assumption of about 70 percent with equity managers, with expected long-term rates of return of approximately 10 percent, and 30 percent with fixed income managers, with an expected long-term rate of return of about 6 percent. The Corporation regularly reviews its actual asset allocation and periodically rebalances its investments to the targeted allocation when considered appropriate. Also, when deemed appropriate, the Corporation executes hedging strategies using index options and futures to limit the downside exposure of certain

Note 12. (Continued)

investments by trading off upside potential above an acceptable level. The Corporation last executed this hedging strategy for 2003. No hedging instruments are currently in place. The Corporation will continue to evaluate its long-term rate of return assumptions at least annually and will adjust them as necessary.

Plan Assets

The Corporation’s pension plan asset allocations for its Principal Plans are as follows:

	Target Allocation 2006	Percentage of Plan Assets at December 31
Asset Category		2005	2004
Equity securities	74%	73%	73%
Debt securities	26	27	27

Total	100%	100%	100%

The plan assets did not include a significant amount of the Corporation’s common stock.

Cash Flows

While the Corporation is not required to make a contribution in 2006 to the U.S. plan, the benefit of a contribution will be evaluated. The Corporation currently anticipates contributing about $80 million to its pension plans outside the U.S. in 2006.

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are anticipated to be paid:

(Millions of dollars)	Pension Benefits	Other Benefits
2006	$317	$84
2007	305	86
2008	308	87
2009	310	89
2010	315	92
Years 2011 – 2015	1,719	485

Health Care Cost Trends

Assumed health care cost trend rates affect the amounts reported for postretirement health care benefit plans. A one-percentage-point change in assumed health care trend rates would have the following effects on 2005 data:

	One-Percentage-Point
(Millions of dollars)	Increase	Decrease
Effect on total of service and interest cost components	$1.7	$1.6
Effect on postretirement benefit obligation	21.4	19.7

Note 12. (Continued)

Defined Contribution Retirement Plans

Contributions to defined contribution retirement plans are primarily based on the age and compensation of covered employees. The Corporation’s contributions, all of which were charged to expense, were $52.7 million, $47.6 million and $44.9 million in 2005, 2004 and 2003, respectively.

Investment Plans

Voluntary contribution investment plans are provided to substantially all North American and most European employees. Under the plans, the Corporation matches a portion of employee contributions. Costs charged to expense under the plans were $31.0 million, $30.8 million and $32.3 million in 2005, 2004 and 2003, respectively.

Note 13. Stock Compensation Plans

The Corporation’s Equity Participation Plans and its Outside Directors’ Compensation Plan (the “Plans”) provide for awards of stock options, restricted shares and restricted share units to employees and outside directors, and (prior to 1999) participation shares to employees of the Corporation. As of December 31, 2005, the number of shares of common stock available for stock option and restricted share awards under the Plans aggregated 29.7 million shares.

Stock Options

Stock options granted to executives and other key employees are granted at not less than the market value at the date of grant, expire 10 years after the date of grant and generally become exercisable over three years. Stock options granted to outside directors are granted at not less than the market value at the date of grant and vest at time of grant.

In connection with the Spin-off, the number and exercise prices of outstanding options were proportionately adjusted to maintain the aggregate intrinsic value of the options before and after the Spin-off. As a result of the adjustment, the number of outstanding options increased by .5 million shares and the average exercise price decreased by approximately $.83. In addition, certain stock options previously granted to Neenah Paper employees were converted to Neenah Paper options with terms and amounts that maintained the aggregate intrinsic value of the options. None of the information for 2003, the options outstanding at the beginning of 2004 or grants for 2004 reflect adjustments made in connection with the Spin-off.

Data concerning stock option activity follows (options in thousands):

	2005		2004		2003
	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price
Outstanding - Beginning of year	31,720	$55.45	34,374	$53.73	30,308	$54.77
Granted	4,595	61.59	3,933	64.21	5,612	44.56
Exercised	(3,040)	46.90	(6,238)	46.49	(988)	31.27
Canceled, forfeited or converted (a)	(653)	61.28	(863)	58.08	(558)	57.32
Neenah Paper spin-off adjustment	—	—	514	55.39	—	—

Outstanding - End of year(b)	32,622	56.99	31,720	55.45	34,374	53.73

Exercisable - End of year	23,669	56.48	22,493	55.57	23,516	53.52

(a)	2004 includes .4 million options that were converted into Neenah Paper options.

Note 13. (Continued)

(b)	Data concerning stock options at December 31, 2005 follows (options in thousands):

	Options Outstanding			Options Exercisable
Exercise Price Range	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Number of Options	Weighted- Average Price
$39.27 - $ 43.80	4,547	$43.40	6.3	2,779	$43.14
44.54 - 50.64	3,877	48.01	2.5	3,785	48.08
52.00 - 58.82	5,861	53.04	3.2	5,859	53.04
59.03 - 62.93	9,499	60.76	7.2	4,958	60.00
63.14 - 69.75	8,800	66.29	6.0	6,250	67.56
84.84 - 185.39	38	118.73	2.5	38	118.73

	32,622	56.99	5.5	23,669	56.48

Restricted Share Awards

The Plans provide for restricted shares or restricted share units not to exceed 18.0 million shares of the Corporation’s common stock. Prior to 2004, and except for certain foreign locations, awards were in the form of restricted shares, which vest and become unrestricted shares in three to 10 years from the date of grant. Although participants are entitled to cash dividends and may vote such awarded shares, the sale or transfer of such shares is limited during the restricted period. Awards granted to employees in certain foreign locations were in the form of restricted share units, which vest and become unrestricted shares in three to 10 years from the date of grant.

Effective in 2004, nearly all awards were in the form of restricted share units, some of which vest on a time basis and others vest on achievement of performance-based standards. The time-based restricted shares and share units vest over three to five years. The performance-based restricted share units vest three years after grant in a range of zero to 150 percent of target levels of return on invested capital (“ROIC”) during the three years. Dividends are paid on restricted share units at the same rate as on the Corporation’s common stock. At maturity, restricted share units are paid in equivalent shares of the Corporation’s common stock.

Data concerning restricted share awards follows:

(Shares in thousands)	2005	2004	2003
Number of shares awarded	643	645	526
Weighted-average price per share	$60.89	$64.21	$44.54

The number of performance-based restricted share units included in the table above is based on achievement of targeted levels of ROIC. Compensation expense is adjusted based on actual ROIC achieved during the three-year period following grant. During 2005, 2004 and 2003, $32.4 million, $19.4 million and $18.2 million, respectively, was charged to compensation expense under the Plans. The tax effect of differences between compensation expense for financial statement and income tax purposes is recorded as additional paid-in capital.

Note 13. (Continued)

Participation Shares

Prior to 1999, key employees were awarded participation shares that were payable in cash at the end of the vesting period. The amount of cash paid to participants was based on the increase in the book value of the Corporation’s common stock during the award period. Participants did not receive dividends on the participation shares, but their accounts were credited with dividend shares payable in cash at the maturity of the award. Neither participation nor dividend shares were shares of common stock. Amounts expensed related to participation shares were $11.1 million in 2003. Final payments for matured shares were made in February 2004.

Note 14. Synthetic Fuel Partnerships

In April 2003, the Corporation acquired a 49.5 percent minority interest in a synthetic fuel partnership. In October 2004, the Corporation acquired a 49 percent minority interest in an additional synthetic fuel partnership. Although these partnerships are variable interest entities that are subject to the requirements of FIN 46R, the Corporation is not the primary beneficiary, and the entities have not been consolidated. Synthetic fuel produced by the partnerships is eligible for synthetic fuel tax credits through 2007, although the credits begin to be phased out as the price of domestic crude oil increases above certain statutory amounts.

The production of synthetic fuel results in pretax losses that are reported as Nonoperating Expense on the Corporation’s income statement. The synthetic fuel tax credits, as well as tax deductions for the nonoperating losses, reduce the Corporation’s income tax expense. The effects of those losses and benefits for 2005 and 2004 are shown in the following table:

	Year Ended December 31
(Millions of dollars)	2005		2004
Nonoperating expense		$(179.0)		$(158.4)
Tax credits	$169.2		$144.4
Tax benefit of nonoperating expense	65.1	234.3	55.4	199.8

Net synthetic fuel benefit		$55.3		$41.4

Per share basis – diluted		$.12		$.08

The effects of these tax credits are shown separately in the Corporation’s reconciliation of the U.S. statutory rate to its effective income tax rate in Note 15.

Because the partnerships have received favorable private letter rulings from the IRS and because the partnerships’ test procedures conform to IRS guidance, the Corporation’s loss exposure under the synthetic fuel partnerships is minimal.

Note 15. Income Taxes

An analysis of the provision for income taxes for income from continuing operations follows:

	Year Ended December 31
(Millions of dollars)	2005	2004	2003
Current income taxes:
United States	$308.1	$192.0	$302.6
State	66.9	35.4	37.7
Other countries	206.1	275.9	194.6

Total	581.1	503.3	534.9

Deferred income taxes:
United States	(118.6)	30.8	1.5
State	(30.3)	(20.7)	(33.9)
Other countries	6.2	(29.5)	(18.4)

Total	(142.7)	(19.4)	(50.8)

Total provision for income taxes	$438.4	$483.9	$484.1

Income from continuing operations before income taxes is earned in the following tax jurisdictions:

	Year Ended December 31
(Millions of dollars)	2005	2004	2003
United States	$1,562.3	$1,578.1	$1,571.2
Other countries	406.6	625.3	505.1

Total income before income taxes	$1,968.9	$2,203.4	$2,076.3

Note 15. (Continued)

Deferred income tax assets (liabilities) are composed of the following:

	December 31
(Millions of dollars)	2005	2004
Net current deferred income tax asset attributable to:
Other accrued expenses	$145.5	$162.0
Pension, postretirement and other employee benefits	94.8	86.9
Inventory	(27.5)	(14.6)
Prepaid royalties	—	27.2
Other	19.0	24.1
Valuation allowances	(8.4)	(7.4)

Net current deferred income tax asset	$223.4	$278.2

Net noncurrent deferred income tax asset attributable to:
Income tax loss carryforwards	$235.8	$304.1
State tax credits	96.0	67.6
Pension and other postretirement benefits	22.2	37.3
Accumulated depreciation	3.7	32.6
Other	94.8	71.5
Valuation allowances	(224.4)	(219.7)

Net noncurrent deferred income tax asset included in other assets	$228.1	$293.4

Net noncurrent deferred income tax liability attributable to:
Accumulated depreciation	$(1,103.1)	$(1,312.7)
Pension, postretirement and other employee benefits	548.1	521.9
Foreign tax credits and loss carryforwards	484.1	160.1
Installment sales	(192.0)	(188.1)
Other	(70.2)	3.8
Valuation allowances	(239.8)	(25.3)

Net noncurrent deferred income tax liability	$(572.9)	$(840.3)

Valuation allowances increased $221.6 million and $4.5 million in 2005 and 2004, respectively. The increase in 2005 was related to an increase in excess foreign tax credits that are potentially not usable in the U.S. during the 2006 through 2015 carryover period. Valuation allowances at the end of 2005 primarily relate to excess foreign tax credits in the U.S. and income tax loss carryforwards of $916.7 million, that potentially are not usable primarily in jurisdictions outside the U.S. If not utilized against taxable income, $425.7 million of the loss carryforwards will expire from 2006 through 2025. The remaining $491.0 million has no expiration date.

Realization of income tax loss carryforwards is dependent on generating sufficient taxable income prior to expiration of these carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets, net of applicable valuation allowances, will be realized. The amount of the deferred tax assets considered realizable could be reduced or increased if estimates of future taxable income change during the carryforward period.

Note 15. (Continued)

Presented below is a reconciliation of the income tax provision computed at the U.S. federal statutory tax rate to the provision for income taxes.

	Year Ended December 31
	2005		2004		2003
(Millions of dollars)	Amount	Percent	Amount	Percent	Amount	Percent
Income from continuing operations before income taxes	$1,968.9		$2,203.4		$2,076.3

Tax at U.S. statutory rate applied to income from continuing operations	$689.1	35.0%	$771.2	35.0%	$726.7	35.0%
State income taxes, net of federal tax benefit	23.8	1.2	9.6	.4	2.5	.1
Taxes on American Jobs Creation Act dividends	55.5	2.8	—	—	—	—
Synthetic fuel credits	(169.2)	(8.6)	(144.4)	(6.6)	(94.1)	(4.5)
Net operating losses realized	(14.2)	(.7)	(9.2)	(.4)	(16.7)	(.8)
Other – net(a)	(146.6)	(7.4)	(143.3)	(6.4)	(134.3)	(6.5)

Provision for income taxes	$438.4	22.3%	$483.9	22.0%	$484.1	23.3%

(a)	Other – net is comprised of numerous items, none of which is greater than 1.7 percent of income from continuing operations.

On October 22, 2004, the American Jobs Creation Act (the “Act”) was signed into law. The Act provides, among other things, a one-time deduction for certain foreign earnings that are repatriated to and reinvested in the United States. During 2005, the Corporation repatriated approximately $985 million of previously unremitted earnings of certain of its non-U.S. subsidiaries under the provisions of the Act. As a result, the Corporation recorded income tax expense and a related income tax liability of approximately $55.5 million in 2005.

At December 31, 2005, U.S. income taxes have not been provided on approximately $3.7 billion of unremitted earnings of subsidiaries operating outside the U.S. These earnings, which are considered to be invested indefinitely, would become subject to income tax if they were remitted as dividends, were lent to the Corporation or a U.S. affiliate, or if the Corporation were to sell its stock in the subsidiaries. Determination of the amount of unrecognized deferred U.S. income tax liability on these unremitted earnings is not practicable because of the complexities associated with this hypothetical calculation.

The Corporation accrues liabilities in current income taxes for potential assessments, which at December 31, 2005 and 2004 aggregated $268.8 million and $356.4 million, respectively. Of the decrease, $53.1 million was due to the settlement of audit issues related to U.S. foreign tax credits which resulted in an increase in deferred tax assets for unused credits. This increase was offset by higher valuation allowances since the credits potentially may not be used before they expire. The accruals relate to uncertain tax positions in a variety of taxing jurisdictions and are based on what management believes will be the ultimate resolution of these positions. These liabilities may be affected by changing interpretations of laws, rulings by tax authorities, or the expiration of the statute of limitations. The Corporation’s U.S. federal income tax returns have been audited through 2003. IRS assessments of additional taxes have been paid through 1998. Refund actions are pending with the IRS Examination Division or Appeals Office for the years 1993 through 1998. Management currently believes that the ultimate resolution of these matters, individually or in the aggregate, will not have a material effect on the Corporation’s business, financial condition, results of operations or liquidity.

Note 16. Earnings Per Share

A reconciliation of the average number of common shares outstanding used in the basic and diluted EPS computations follows:

	Average Common Shares Outstanding
(Millions)	2005	2004	2003
Basic	474.0	495.2	507.0
Dilutive effect of stock options	2.6	3.4	1.2
Dilutive effect of restricted share awards	.8	.6	.4

Diluted	477.4	499.2	508.6

Options outstanding that were not included in the computation of diluted EPS because their exercise price was greater than the average market price of the common shares are summarized below:

Description	2005	2004	2003
Average number of share equivalents (millions)	9.1	5.4	20.5
Weighted-average exercise price	$66.58	$70.13	$60.19
Expiration date of options	2007 to 2015	2007 to 2012	2006 to 2013
Options outstanding at year-end	8.8	5.4	20.2

The number of common shares outstanding as of December 31, 2005, 2004 and 2003 was 461.5 million, 482.9 million and 501.6 million, respectively.

Note 17. Business Segment and Geographic Data Information

The Corporation is organized into operating segments based on product groupings. These operating segments have been aggregated into four reportable global business segments: Personal Care; Consumer Tissue; K-C Professional & Other; and Health Care. The reportable segments were determined in accordance with how the Corporation’s executive managers develop and execute the Corporation’s global strategies to drive growth and profitability of the Corporation’s worldwide Personal Care, Consumer Tissue,

K-C Professional & Other and Health Care operations. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. Segment management is evaluated on several factors, including operating profit. Segment operating profit excludes other income and (expense), net; income and expense not associated with the business segments; and the costs of corporate decisions related to the strategic cost reductions included in the Competitive Improvement Initiatives. Corporate & Other includes the costs of the strategic cost reductions described in Note 3. Corporate & Other assets include the Corporation’s investments in equity affiliates, finance operations and real estate entities, and deferred tax assets. The accounting policies of the reportable segments are the same as those described in Note 1.

The principal sources of revenue in each global business segment are described below.

•	The Personal Care segment manufactures and markets disposable diapers, training and youth pants, and swimpants; baby wipes; feminine and incontinence care products; and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

•	The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels, napkins and related products for household use. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Hakle, Page and other brand names.

•	The K-C Professional & Other segment manufactures and markets facial and bathroom tissue, paper towels, napkins, wipers and other products to the away-from-home marketplace. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, Kimwipes, WypAll, Surpass and other brand names.

•	The Health Care segment manufactures and markets health care products such as surgical gowns, drapes, infection control products, sterilization wrap, disposable face masks and exam gloves, respiratory products and other disposable medical products. Products in this segment are sold under the Kimberly-Clark, Safeskin, Tecnol, Ballard and other brand names.

Approximately 13 percent of net sales were to Wal-Mart Stores, Inc. in 2005, 2004 and 2003, primarily in the Personal Care and Consumer Tissue businesses.

Note 17. (Continued)

Information concerning consolidated operations by business segment and geographic area, as well as data for equity companies, is presented in the following tables:

Consolidated Operations by Business Segment

(Millions of dollars)	Personal Care	Consumer Tissue	K-C Professional & Other	Health Care	Inter- segment Sales	Corporate & Other	Consolidated Total
Net Sales
2005	$6,287.4	$5,781.3	$2,595.7	$1,226.1	$(19.3)	$31.4	$15,902.6
2004	5,975.1	5,343.0	2,757.7	1,200.2	(217.1)	24.3	15,083.2
2003	5,652.9	5,046.7	2,363.2	1,114.5	(154.7)	3.7	14,026.3

Operating Profit (a)
2005	1,242.2	805.8	446.9	226.3	—	(410.6)	2,310.6
2004	1,253.2	803.1	387.1	269.5	—	(206.5)	2,506.4
2003	1,221.0	728.2	353.0	249.8	—	(220.4)	2,331.6

Depreciation and Amortization
2005	267.4	301.0	134.6	53.5	—	88.0	844.5
2004	286.9	310.7	140.8	53.2	—	8.7	800.3
2003	264.4	300.2	121.7	56.5	—	2.5	745.3

Assets (b)
2005	4,650.7	5,672.9	2,361.4	2,217.5	—	1,400.7	16,303.2
2004	4,813.3	5,881.5	2,511.0	2,234.2	—	1,578.0	17,018.0
2003	4,781.9	5,796.5	2,368.9	2,481.2	—	1,351.4	16,779.9

Capital Spending
2005	297.9	296.6	87.3	27.7	—	.1	709.6
2004	242.5	202.3	64.2	25.2	—	.8	535.0
2003	344.4	366.6	106.5	34.5	—	20.9	872.9

(a)	Corporate & Other includes costs aggregating $228.6 million in 2005 for the Competitive Improvement Initiatives. On a business segment basis, actual costs recorded in 2005 for these initiatives relate to activities in Personal Care ($146.0 million), Consumer Tissue ($31.3 million), K-C Professional & Other ($13.1 million) and Health Care ($38.2 million). Additional information concerning these costs is contained in Note 3. In addition, Corporate & Other includes expenses not associated with the business segments.

Segment operating profit also excludes other income (expense), net and income and expenses not associated with the business segments.

(b)	Data for 2003 does not reflect the Spin-off. Segment assets exclude assets not allocated to business segments.

Sales of Principal Products

(Billions of dollars)	2005	2004	2003
Consumer tissue products	$5.7	$5.3	$4.8
Diapers	3.3	3.2	3.0
Away-from-home professional products	2.4	2.3	2.1
All other	4.5	4.3	4.1

Consolidated	$15.9	$15.1	$14.0

Note 17. (Continued)

Consolidated Operations by Geographic Area

(Millions of dollars)	United States	Canada	Inter- geographic Items(a)	Total North America	Europe	Asia, Latin America & Other	Inter- geographic Items	Corporate & Other	Consolidated Total
Net Sales
2005	$9,093.1	$516.4	$(254.7)	$9,354.8	$3,072.8	$4,019.2	$(544.2)	$—	$15,902.6
2004	8,683.5	911.0	(554.4)	9,040.1	3,098.3	3,488.8	(544.0)	—	15,083.2
2003	8,335.8	801.8	(515.6)	8,622.0	2,892.5	3,061.6	(549.8)	—	14,026.3

Operating Profit(b)
2005	1,973.5	107.7	—	2,081.2	165.9	474.1	—	(410.6)	2,310.6
2004	1,953.1	122.0	—	2,075.1	221.0	416.8	—	(206.5)	2,506.4
2003	1,862.7	131.7	—	1,994.4	202.9	354.7	—	(220.4)	2,331.6

Net Property(c)
2005	4,082.0	82.1	—	4,164.1	1,529.5	1,801.1	—	—	7,494.7
2004	4,177.8	103.5	—	4,281.3	1,875.2	1,834.0	—	—	7,990.5
2003	4,379.9	348.2	—	4,728.1	1,809.3	1,726.0	—	—	8,263.4

(a)	Intergeographic net sales include $59.4 million, $368.0 million and $345.4 million by operations in Canada to the U.S. in 2005, 2004 and 2003, respectively.
(b)	Corporate & Other includes the costs of the 2005 Competitive Improvement Initiatives aggregating $228.6 million in 2005. On a geographical basis, actual costs recorded in 2005 for these initiatives relate to activities in North America ($84.9 million), Europe ($113.5 million) and Asia, Latin America and Other ($30.2 million).

Geographic operating profit also excludes other income (expense), net and income and expenses not associated with geographic areas.
(c)	Data for 2003 does not reflect the Spin-off.

Note 17. (Continued)

Equity Companies’ Data

(Millions of dollars)	Net Sales	Gross Profit	Operating Profit	Net Income	Corporation’s Share of Net Income
2005	$2,115.0	$730.0	$441.2	$286.1	$136.6
2004	1,823.0	635.1	433.3	261.1	124.8
2003(a)	1,750.1	630.3	388.3	224.4	107.0
(a) As of August 2003, the Corporation consolidated Klabin-Kimberly S.A., its Brazilian affiliate.

(Millions of dollars)	Current Assets	Non- Current Assets	Current Liabilities	Non- Current Liabilities	Stock- holders’ Equity
2005	$869.7	$992.1	$564.6	$513.4	$783.9
2004	821.7	931.1	525.5	475.5	751.9
2003	716.7	925.7	386.7	531.6	724.2

Equity companies, primarily in Latin America, are principally engaged in operations in the Personal Care and Consumer Tissue businesses.

At December 31, 2005, the Corporation’s equity companies and ownership interest were as follows: Kimberly-Clark Lever, Ltd. (India) (50%), Kimberly-Clark de Mexico, S.A. de C.V. and subsidiaries (47.9%), Olayan Kimberly-Clark Arabia (49%), Olayan Kimberly-Clark (Bahrain) WLL (49%) and Tecnosur S.A. (Colombia) (34.3%).

Kimberly-Clark de Mexico, S.A. de C.V. is partially owned by the public and its stock is publicly traded in Mexico. At December 31, 2005, the Corporation’s investment in this equity company was $396.3 million, and the estimated fair value of the investment was $2.0 billion based on the market price of publicly traded shares.

Note 18. Supplemental Data (Millions of dollars)

	December 31
Supplemental Income Statement Data	2005	2004	2003
Advertising expense	$451.0	$421.3	$401.9
Research expense	319.5	279.7	279.1
Foreign currency transaction (gains) losses, net	50.0	26.2	25.5

Supplemental Balance Sheet Data

	December 31
Summary of Accounts Receivable, net	2005	2004
Accounts Receivable:
From customers	$1,930.6	$1,905.4
Other	228.8	195.5
Less allowance for doubtful accounts and sales discounts	(57.5)	(62.6)

Total	$2,101.9	$2,038.3

Accounts receivable are carried at amounts that approximate fair value.

	December 31
Summary of Inventories	2005	2004
Inventories by Major Class:
At the lower of cost determined on the FIFO or weighted-average cost methods or market:
Raw materials	$338.9	$332.7
Work in process	236.7	225.9
Finished goods	1,128.9	1,044.6
Supplies and other	232.3	235.4

	1,936.8	1,838.6

Excess of FIFO or weighted-average cost over LIFO cost	(184.7)	(167.7)

Total	$1,752.1	$1,670.9

FIFO or weighted-average value of total inventories determined on the LIFO method were $857.6 million and $768.5 million at December 31, 2005 and December 31, 2004, respectively.

	December 31
Summary of Property, Plant and Equipment, net	2005	2004
Property, Plant and Equipment:
Land	$257.4	$279.6
Buildings	2,349.7	2,437.9
Machinery and equipment	11,617.8	11,770.6
Construction in progress	391.3	335.0

	14,616.2	14,823.1
Less accumulated depreciation	(7,121.5)	(6,832.6)

Total	$7,494.7	$7,990.5

Note 18. (Continued)

	December 31
Summary of Accrued Expenses	2005	2004
Accrued advertising and promotion	$260.3	$286.3
Accrued salaries and wages	377.1	389.6
Other	762.2	755.7

Total	$1,399.6	$1,431.6

Supplemental Cash Flow Statement Data

Summary of Cash Flow Effects of Decrease (Increase) in Operating Working Capital (a)	Year Ended December 31
	2005	2004(b)	2003(b)
Accounts receivable	$(41.9)	$(135.9)	$(63.3)
Inventories	(81.1)	(192.9)	(109.8)
Prepaid expenses	(10.6)	27.0	(14.8)
Trade accounts payable	51.1	99.4	(9.4)
Other payables	45.6	(22.5)	32.0
Accrued expenses	21.2	115.9	(.4)
Accrued income taxes	13.6	163.9	140.0
Derivatives	5.3	(29.4)	(6.4)
Currency	(159.2)	78.1	143.9

Decrease (increase) in operating working capital	$(156.0)	$103.6	$111.8

	Year Ended December 31
Other Cash Flow Data	2005	2004(b)	2003(b)
Interest paid	$195.8	$175.3	$178.1
Income taxes paid	590.7	368.7	410.4

	Year Ended December 31
Interest Expense	2005	2004(b)	2003(b)
Gross interest cost	$197.5	$169.0	$180.3
Capitalized interest on major construction projects	(7.3)	(6.5)	(12.5)

Interest expense	$190.2	$162.5	$167.8

(a)	Excludes the effects of acquisitions and dispositions.
(b)	Excludes the effects of the Spin-off.

Cash used for investing and financing activities for discontinued operations was approximately $5 million in both 2004 and 2003.

Note 19. Unaudited Quarterly Data

(Millions of dollars, except per share amounts)	2005				2004
	Fourth	Third	Second	First	Fourth	Third	Second	First
Net sales	$4,008.9	$4,000.8	$3,987.1	$3,905.8	$3,901.4	$3,783.0	$3,687.3	$3,711.5
Gross profit	1,289.6	1,156.4	1,322.6	1,306.6	1,318.9	1,239.1	1,254.8	1,255.7
Operating profit	572.2	464.6	636.2	637.6	641.4	616.9	624.7	623.4
Income (loss) from:
Continuing operations	383.4	325.3	421.8	450.1	449.8	433.9	442.9	443.8
Discontinued operations, net of income taxes	—	—	—	—	(4.5)	7.4	11.4	15.5
Cumulative effect of accounting change	(12.3)	—	—	—	—	—	—	—
Net income	371.1	325.3	421.8	450.1	445.3	441.3	454.3	459.3
Per share basis:
Basic
Continuing operations	.82	.69	.88	.94	.92	.88	.89	.88
Discontinued operations	—	—	—	—	—	.02	.02	.04
Cumulative effect of accounting change	(.03)	—	—	—	—	—	—	—
Net income	.79	.69	.88	.94	.92	.90	.91	.92
Diluted
Continuing operations	.82	.68	.88	.93	.92	.87	.88	.88
Discontinued operations	—	—	—	—	(.01)	.02	.02	.03
Cumulative effect of accounting change	(.03)	—	—	—	—	—	—	—
Net income	.79	.68	.88	.93	.91	.89	.90	.91
Cash dividends declared per share	.45	.45	.45	.45	.40	.40	.40	.40
Market price per share:(a)
High	60.80	64.99	66.99	68.29	66.20	69.00	66.98	65.16
Low	55.60	58.62	61.26	63.33	58.74	62.58	62.34	56.19
Close	59.65	59.53	62.59	65.73	65.81	64.59	65.88	63.10

(a)	Historical market prices do not reflect any adjustment for the Spin-off.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Kimberly-Clark Corporation:

We have audited the accompanying consolidated balance sheets of Kimberly-Clark Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule. These financial statements and financial statement schedule are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Kimberly-Clark Corporation and subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, on December 31, 2005, the Corporation changed its method of determining conditional asset retirement obligations.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 21, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Corporation’s internal control over financial reporting.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP Dallas, Texas February 21, 2006 (December 12, 2006 as to Notes 4 and 17)

SCHEDULE II	Kimberly-Clark Corporation and Subsidiaries

VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Millions of dollars)

	Balance at Beginning of Period	Additions			Deductions		Balance at End of Period
Description		Charged to Costs and Expenses	Charged to Other Accounts(a)		Write-Offs and Reclassifications
December 31, 2005
Allowances deducted from assets to which they apply
Allowance for doubtful accounts	$42.5	$8.9	$(.6)		$15.0	(c)	$35.8
Allowances for sales discounts	20.1	249.5	(.7)		247.3	(e)	21.6
December 31, 2004
Allowances deducted from assets to which they apply
Allowance for doubtful accounts	$47.9	$8.8	$4.0		$18.2	(c)(d)	$42.5
Allowances for sales discounts	19.7	233.1	.1		232.8	(e)	20.1
December 31, 2003
Allowances deducted from assets to which they apply
Allowance for doubtful accounts	$48.4	$11.9	$6.5	(b)	$18.9	(c)	$47.9
Allowances for sales discounts	19.2	228.2	1.6	(b)	229.3	(e)	19.7

(a)	Includes bad debt recoveries and the effects of changes in foreign currency exchange rates.
(b)	Includes the beginning balances resulting from acquisitions made during the year and from the consolidation of Klabin Kimberly S.A., the Corporation’s Brazilian affiliate in 2003.
(c)	Primarily uncollectible receivables written off.
(d)	Includes $4.6 million of Neenah Paper balances spun off in November 2004.
(e)	Sales discounts allowed.

SCHEDULE II	Kimberly-Clark Corporation and Subsidiaries

VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(Millions of dollars)

	Balance at Beginning of Period	Additions		Deductions(a)	Balance at End of Period
Description		Charged to Costs and Expenses	Charged to Other Accounts
December 31, 2005
Deferred Taxes
Valuation Allowance	$252.4	$233.6	$—	$12.0	$474.0
December 31, 2004
Deferred Taxes
Valuation Allowance	$247.9	$(12.4)	$—	$(16.9)	$252.4
December 31, 2003
Deferred Taxes
Valuation Allowance	$240.6	$15.1	$—	$7.8	$247.9

(a)	Includes the net currency effects of translating valuation allowances at current rates under Statement of Financial Accounting Standards No. 52 of $13.4 million in 2005, $(18.4) million in 2004 and $(9.3) million in 2003.